PRESS RELEASE                                                                UPC

                UNITED PAN-EUROPE COMMUNICATIONS N.V. ANNOUNCES
           REJECTION OF APPEAL BY EUR 1.00 CREDITOR IN DUTCH AKKOORD

Amsterdam, The Netherlands - April 15, 2003: United Pan-Europe Communications N.V. ("UPC" or the "Company") (EURONEXT Amsterdam: UPC) today gives notice that, as expected, the Dutch Court of Appeals has rejected the appeal by InterComm Holdings L.L.C. ("ICH"), a creditor in the Dutch moratorium proceeding with a EUR 1.00 claim and one vote, who appealed the Dutch court's ratification of the Akkoord. This decision is subject to a further appeal period of eight calendar days starting April 16th to the Supreme Court.

In addition, UPC announces a further extension to the Dutch Implementing Offer, until April 24, 2003, for holders of ordinary shares A of UPC, domiciled outside of the United States.

The Company will provide more information on the expected timing of completion of the restructuring as soon as it is available.

United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

NOTE: Except for historical information contained herein, this release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our ability to restructure our outstanding indebtedness on a satisfactory and timely basis, the ramifications of any restructuring, the acceptance and continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. For further information please contact:

Claire Appleby                          Bert Holtkamp
UPC Investor Relations                  UPC Corporate Communications
+ 44 (0) 207 647 8233                   + 31 (0) 20 778 9447
Email: ir@upccorp.com                   Email: corpcomms@upccorp.com

Lazard                                  Citigate First Financial
Daniel Bordessa                         Martha van Dijk
+ 44 (0) 20 7588 2721                   + 31 (0) 20 575 4010
                                        Citigate Dewe Rogerson
                                        Toby Moore
                                        + 44 (0) 20 7638 9571

Also, please visit www.upccorp.com for further information about UPC